Exhibit 10.3

Execution Version

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of July 5, 2021, by and among CFAC Holdings V, LLC, a Delaware limited liability company (“Sponsor”), CF Acquisition Corp. V, a Delaware corporation (“SPAC”), Satellogic Inc., a business company with limited liability incorporated under the laws of the British Virgin Islands (“PubCo”) and Nettar Group Inc., a business company with limited liability incorporated under the laws of the British Virgin Islands (the “Company”). Capitalized terms used but not defined herein have the meanings assigned to them in the Agreement and Plan of Merger dated as of the date of this Agreement (as amended from time to time, the “Merger Agreement”) by and among PubCo, SPAC, Ganymede Merger Sub 1 Inc., a business company with limited liability incorporated under the laws of the British Virgin Islands and a direct wholly owned subsidiary of PubCo (“Merger Sub 1”), Ganymede Merger Sub 2 Inc., a Delaware corporation and a direct wholly owned subsidiary of PubCo (“Merger Sub 2”), and the Company.

WHEREAS, subject to Section 2.10 of the Merger Agreement, Sponsor owns 6,230,000 shares (including any shares of Class A Common Stock (as defined below) issued upon conversion of such shares, the “Founder Shares”) of Class B common stock, par value $0.0001 per share, of SPAC (the “Class B Common Stock”);

WHEREAS, in connection with SPAC’s initial public offering, SPAC, Sponsor and certain officers and directors of SPAC (collectively, the “Insiders”) entered into a letter agreement, dated as of January 28, 2021, as amended as of the date of this Agreement (the “Insider Letter”), pursuant to which Sponsor and the Insiders agreed to certain voting requirements, transfer restrictions and waiver of redemption rights with respect to the SPAC securities (and as of the Closing, PubCo securities) owned by them;

WHEREAS, Article IV, Section 4.3(b)(ii) of SPAC’s Amended and Restated Certificate of Incorporation (the “SPAC Charter”) provides, among other matters, that the Class B Common Stock will automatically convert into shares of Class A Common Stock, par value $0.0001 per share, upon the consummation of an initial business combination, subject to adjustment if additional shares of Class A Common Stock (together with any successor equity security thereto in the Transactions (as defined below), “Class A Common Stock”), or Equity-linked Securities (as defined in the SPAC Charter), are issued or deemed issued in excess of the amounts sold in SPAC’s initial public offering (the “Anti-Dilution Right”), excluding certain exempted issuances;

WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC, PubCo, Merger Sub 1, Merger Sub 2 and the Company are entering into the Merger Agreement, pursuant to which, upon the consummation of the transactions contemplated thereby (the “Closing”), among other matters, Merger Sub 1 will merge with and into the Company (with the Company surviving such merger as a wholly-owned subsidiary of PubCo) and Merger Sub 2 will merger with and into SPAC (with SPAC surviving such merger as a wholly-owned subsidiary of PubCo) upon the terms and subject to the conditions set forth therein (the transactions contemplated by the Merger Agreement, the “Transactions”); and

WHEREAS, as a condition and inducement to the Company’s willingness to enter into the Merger Agreement, the Company has required that Sponsor enter into this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

Section 1 Enforcement of Sponsor Voting Requirements, Transfer Restrictions and Redemption Waiver. During the period beginning on the date of this Agreement and ending on the earlier of (x) the Closing and (y) the date on which the Merger Agreement is validly terminated in accordance with its terms, for the benefit of the Company, (a) Sponsor agrees that it will fully comply with, and perform all of its obligations, covenants and agreements set forth in, the Insider Letter in all material respects, including voting in favor of the Transactions, not redeeming its shares of SPAC common stock in connection with the Transactions and the transfer restrictions with respect to its shares of SPAC common stock, (b) SPAC agrees to enforce the Insider Letter in accordance with its terms; and (c) each of Sponsor and SPAC agree (i) that the prior written consent of the Company (not to be unreasonably withheld, delayed or conditioned) will be required in addition to the prior written consent of the Representative (as defined in the Insider Letter) for any of the matters described in clauses (i) through (iii) under Section 3(a) of the Insider Letter, and (ii) not to amend, modify or waive any provision of the Insider Letter without the prior written consent of the Company (not to be unreasonably withheld, delayed or conditioned).

Section 2 Waiver of Anti-Dilution Protection. Sponsor, as the holder of a majority of the issued and outstanding shares of Class B Common Stock, solely in connection with and only for the purpose of the proposed Transactions, hereby waives, to the fullest extent permitted by law, the Anti-Dilution Right, and agrees that the Class B Common Stock will convert only upon the Initial Conversion Ratio (as defined in the SPAC Charter) in connection with the Transactions. This waiver shall be void and of no force and effect following the earlier of (x) the Closing and (y) the date on which the Merger Agreement is validly terminated in accordance with its terms. All other terms related to the Class B Common Stock shall remain in full force and effect, except as modified as set forth directly above, which modification shall be effective only upon the consummation of the Transactions.

Section 3 Waiver and Release of Claims. Sponsor covenants and agrees as follows:

(a) Effective as of the Closing, subject to the limitations set forth in paragraph (c) below, Sponsor on behalf of itself and its Affiliates, successors, assigns, representatives, administrators, executors and agents, and any other person or entity claiming by, through, or under any of the foregoing (each a “Releasing Party” and, collectively, the “Releasing Parties”), does hereby unconditionally and irrevocably release, waive and forever discharge each of the Company, the Company’s Affiliates, SPAC, PubCo, Merger Sub 1 and Merger Sub 2 and each of their respective past and present directors, officers, employees, agents, predecessors, successors, assigns, Subsidiaries, from any and all past or present claims, demands, damages, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) at or prior to the Closing (each a “Claim” and, collectively, the “Claims”); provided, however, that the release, waiver and discharge by Sponsor’s Affiliates is limited to Claims that arise from the Transactions.

(b) Sponsor acknowledges that it may hereafter discover facts in addition to or different from those which it now knows or believes to be true with respect to the subject matter of this Agreement, and that it may hereafter come to have a different understanding of the law that may apply to potential claims which it is releasing hereunder, but it affirms that, except as is otherwise specifically provided herein, it is its intention to fully, finally and forever settle and release any and all Claims. In furtherance of this intention, Sponsor acknowledges that the releases contained herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional facts or different understandings of law.

(c) Notwithstanding the foregoing provisions of this Section 3 or anything to the contrary set forth herein, the Releasing Parties do not release or discharge, and each Releasing Party expressly does not release or discharge: (i) any Claims that arise under or are based upon the terms of (A) this Agreement, the Merger Agreement, any of the Ancillary Agreements, any Letter of Transmittal or any other document, certificate or Contract executed or delivered in connection with the Merger Agreement; (B) the Insider Letter, (C) the Amended and Restated Forward Purchase Contract, dated as of                     , 2021, by and between Sponsor and PubCo, (D) the registration rights agreement, dated as of January 28, 2021, by and among SPAC, Sponsor and the other Holders party thereto, (E) the expense advancement agreement, dated as of January 28, 2021, by and between SPAC and Sponsor, the promissory note, dated as of January 28, 2021 by SPAC in favor of the Sponsor, and any other promissory notes and/or expense advance agreements entered into by and between SPAC and Sponsor prior to the Closing without violation of the terms of the Merger Agreement; or (F) any PIPE Subscription Agreement to which a Releasing Party may be a party, as each such agreement or instrument described in this clause (i) may be amended in accordance with its terms, (ii) any rights with respect to the capital stock or warrants of SPAC owned by such Releasing Party, or (iii) any Claims for indemnification, contribution, set-off, reimbursement or similar rights pursuant to any certificate of incorporation or bylaws of SPAC or any of its Subsidiaries or any indemnity or similar agreements by SPAC or any of its Subsidiaries with or for the benefit of a Releasing Party.

(d) Notwithstanding the foregoing provisions of this Section 3, nothing contained in this Agreement shall be construed as an admission by any party hereto of any liability of any kind to any other party hereto. Notwithstanding anything to the contrary contained herein, Sponsor and SPAC (and each of their respective Affiliates) shall be deemed not to be Affiliates of each other for purposes of this Section 3.

Section 4 Sponsor Earn-Out.

(a)    Sponsor hereby agrees that, upon and subject to the Closing, it will not sell, transfer or otherwise dispose of, or hypothecate or otherwise grant any interest in or to, that number of Class A Ordinary Shares of PubCo (“PubCo Class A Ordinary Shares”) equal to one million eight hundred sixty nine thousand (1,869,000) less thirty percent (30%) of any Forfeiture Escrow Shares (rounded down to the nearest whole number) retired and cancelled pursuant to Section 2.10 of the Merger Agreement (together with any equity securities paid as dividends or distributions with respect to the PubCo Class A Ordinary Shares or into which the PubCo Class A Ordinary Shares are exchanged or converted, in either case, after the Closing, the “Earn-Out Shares”), unless, until and to the extent that a Release Event (as defined below) has occurred with respect to such Earn-Out Shares; provided, that Sponsor may, by providing notice to PubCo and the Company prior to or promptly after such transfer, transfer all or any portion of the Earn-Out Shares to any person or entity that qualifies as a permitted transferee under Section 7(c) of the Insider Letter (each, a “Permitted Transferee”), so long as such Permitted Transferee agrees in writing to be bound by the terms and conditions of this Agreement. Sponsor shall be bound by, and comply with, the terms and conditions set forth in Section 2.10 and 2.11 of the Merger Agreement that are applicable to the Sponsor, as if Sponsor was an original signatory to the Merger Agreement with respect to such provisions.

(i)    In the event that a Release Event has not occurred on or prior to the date which is five (5) years following the Closing (the “Termination Date” and, the period from the Closing Date until and including the Termination Date, the “Earn-Out Period”) with respect to all of the Earn-Out Shares, Sponsor hereby agrees to the cancellation of any of its Earn-Out Shares that have not been subject to a Release Event. In order to effectuate such cancellation in the event that a Release Event has not been achieved by the Termination Date, Sponsor shall promptly deliver its Earn-Out Shares that have not been subject to a Release Event to PubCo in certificated or book entry form (at the election of Sponsor) for cancellation by PubCo.

(ii)    The share certificates representing the Earn-Out Shares shall contain a legend relating to transfer restrictions imposed by this Section 4 and the risk of cancellation associated with the Earn-Out Shares. PubCo will cause its transfer agent to remove such legend as promptly as practicable, but in any event within three (3) Business Days, after the written request by Sponsor following a Release Event with respect to such Earn-Out Shares. Until and unless the Earn-Out Shares are released to PubCo for cancellation, Sponsor will have full ownership rights to the Earn-Out Shares, including the right to vote such shares and to receive dividends and distributions paid in cash thereon; provided, however, that Earn-Out Shares are deemed to include all distributions payable thereon in stock or other non-cash property (“Non-Cash Dividends”) and such Non-Cash Dividends shall be forfeited by Sponsor in accordance with the terms governing cancellation of Earn-Out Shares in this Section 4.

(iii)    Pursuant to, and in accordance with this Agreement, the Earn-Out Shares shall vest and no longer be subject to cancellation as follows (each, as applicable to the relevant Earn-Out Shares, a “Release Event”):

(A)     one-third of the Earn-Out Shares will vest and no longer be subject to cancellation if the closing price of the PubCo Class A Ordinary Shares (or any common or ordinary equity security that is the successor to the PubCo Class A Ordinary Shares (together with the PubCo Class A Ordinary Shares, the “Public Ordinary Shares”)) on the principal exchange on which such securities are then listed or quoted is at or above $12.50 (the “First Price Threshold”) for ten (10) Trading Days (which need not be consecutive) over a twenty (20) Trading Day period at any time during the Earn-Out Period;

(B)    one-third of the Earn-Out Shares will vest and no longer be subject to cancellation if the closing price of the Public Ordinary Shares on the principal exchange on which such securities are then listed or quoted is at or above $15.00 (the “Second Price Threshold”) for ten (10) Trading Days (which need not be consecutive) over a twenty (20) Trading Day period at any time during the Earn-Out Period;

(C)    one-third of the Earn-Out Shares will vest and no longer be subject to cancellation if the closing price of the Public Ordinary Shares on the principal exchange on which such securities are then listed or quoted is at or above $20.00 (the “Third Price Threshold” and, together with the First Price Threshold and the Second Price Threshold, the “Price Thresholds”) for ten (10) Trading Days (which need not be consecutive) over a twenty (20) Trading Day period at any time during the Earn-Out Period;

(D)    If the Price Thresholds shall be achieved on or prior to the Termination Date, then within three (3) Business Days following the achievement of the Price Thresholds, PubCo shall cause its transfer agent to, upon receipt of written notice from Sponsor and PubCo, certifying that the Price Thresholds have been achieved, release the Earn-Out Shares to Sponsor; and

(E)    If an Early Release Event occurs prior to the Termination Date, then all of the Earn-Out Shares that have not yet vested will vest and no longer be subject to forfeiture or the transfer restrictions in this Section 4, effective immediately prior to the consummation of such Early Release Event.

(iv)    For purposes of this Section 4, (A) an “Early Release Event” means any of the following: (1) if PubCo is merged, consolidated or reorganized with or into another Person (an “Purchaser”) except for any such merger or consolidation in which the PubCo Class A Ordinary Shares and the Class B Ordinary Shares of PubCo outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, a majority, by voting power, of the capital stock of the surviving or resulting corporation; (2) PubCo sells, leases, assigns, transfers, licenses or otherwise disposes of, in one or a series of related transactions, all or substantially all of the assets of PubCo and its Subsidiaries, taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more Subsidiaries of PubCo if substantially all of the assets of PubCo and its Subsidiaries taken as a whole are held by such Subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly-owned subsidiary of PubCo; (3) a Schedule 13D or Schedule 13G report (or any successor schedule form or report), each as promulgated pursuant to the Exchange Act, is filed with the SEC disclosing that any person or group (as the terms “person” and “group” are used in Section 13(d) or Section 14(d) of the Exchange Act and the rules and regulations promulgated thereunder) has become the beneficial owner (as the term “beneficial owner” is defined in Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of a percentage of shares of the outstanding Public Ordinary Shares that represents more than 50% of the voting power of PubCo; (4) during any period beginning immediately after the Closing, the Initial Directors cease to constitute at least a majority of the PubCo Board (for purposes hereof, the term “Initial Directors” means the directors who were elected to the PubCo Board at the Closing in accordance with Section 2.2(f)(i) of the Merger Agreement; (5) if PubCo shall engage in a “going private” transaction pursuant to Rule 13e-3 under the Exchange Act or otherwise ceases to be subject to reporting obligations under Sections 13 or 15(d) of the Exchange Act; or (6) if PubCo Ordinary Shares or other Public Ordinary Shares shall cease to be listed on a national securities exchange; and (B) “Trading Day” means any day on which the Public Ordinary Shares are actually traded on the principal exchange on which such securities are then listed or quoted.

(v)    The Price Thresholds and the applicable number of Earn-Out Shares released for each applicable Release Event shall be subject to equitable adjustment for share splits, share dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the Public Ordinary Shares after the Closing. For avoidance of doubt, share dividends include the fair market value of any securities or other assets paid or payable by PubCo or any successor public company to holders of Public Ordinary Shares.

Section 5 Representations and Warranties of Sponsor. Sponsor represents and warrants to the Company, as follows:

(a) Authorization. Sponsor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and the execution, delivery and performance of this Agreement by Sponsor and the consummation by Sponsor of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Sponsor and no other proceedings on the part of Sponsor or Sponsor’s equityholders are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby except as have been obtained prior to the date of this Agreement. This Agreement has been duly and validly executed and delivered by Sponsor, assuming the due execution and delivery by PubCo and the Company, constitutes the legal, valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Authority before which any Action seeking enforcement may be brought.

(b) Consents and Approvals; No Violations.

(i)    The execution, delivery and performance of this Agreement by Sponsor and the consummation by Sponsor of the transactions contemplated hereby do not and will not require any filing or registration with, notification to, or authorization, permit, license, declaration, Governmental Order, consent or approval of, or other action by or in respect of, any Governmental Authority, Nasdaq or the NYSE on the part of Sponsor.

(ii)    The execution, delivery and performance by Sponsor of this Agreement and the consummation by Sponsor of the transactions contemplated by this Agreement do not and will not (A) conflict with or violate any provision of the organizational documents of Sponsor, (B) conflict with or violate, in any respect, any Law applicable to Sponsor or by which any property or asset of Sponsor is bound, (C) require any consent or notice, or result in any violation or breach of, or conflict with, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any benefit under, or result in the triggering of any payments (including any right of acceleration of any royalties, fees, profit participations or other payments to any Person) pursuant to, any of the terms, conditions or provisions of any Contract to which Sponsor is a party or by which any of Sponsor’s properties or assets are bound or any Governmental Order or Law applicable to Sponsor or Sponsor’s properties or assets, or (D) result in the creation of a Lien on any property or asset of Sponsor, except in the case of clauses (B) and (D) above as would not reasonably be expected, either individually or in the aggregate, to impair in any material respect the ability of Sponsor to timely perform its obligations hereunder or consummate the transactions contemplated hereby.

(c) Ownership of Class B Common Stock. Sponsor (i) is the sole record and beneficial owner of all of the Class B Common Stock listed next to Sponsor’s name on Schedule I, free and clear of all Liens (other than Liens arising under applicable securities Laws and the Insider Letter), (ii) has the sole voting power with respect to such Class B Common Stock and (iii) has not entered into any voting agreement (other than this Agreement and the Insider Letter) with or granted any Person any proxy (revocable or irrevocable) with respect to such Class B Common Stock.

(d) Contracts with SPAC. Except for (a) the Contracts described in Section 3(c) of this Agreement and (b) any Contract listed in a form, report, schedule, statement or other documents that is publicly filed with the SEC, none of Sponsor nor any of the Affiliates of Sponsor is a party to any Contract with SPAC.

Section 6 Gain Recognition Agreement. With regard to any gain recognition agreement (as such term is used in Treasury Regulations Section 1.367(a)-8 or any successor provision thereto) that is filed by any direct or indirect owner of Sponsor in connection with the Merger Agreement (any such agreement, a “GRA”), PubCo agrees that during the five years following the Closing, as long as the GRA remains in effect, each of PubCo and SPAC shall not take any action (or cause any of its Affiliates to take any action) that qualifies as a “gain recognition event” for purposes of Treasury Regulations Section 1.367(a)-8 (or any successor provision thereto) or otherwise triggers gain under the GRA. Each party shall cooperate fully, including by providing reasonable access to applicable tax records and information, to allow the parties to comply with the covenant in this Section 6 and to avoid the recognition of gain by any party to the GRA.

Section 7 Exclusivity. During the period beginning on the date of this Agreement and ending on the earlier of (a) the Closing and (b) the date on which the Merger Agreement is validly terminated in accordance with its terms, for the benefit of the Company, Sponsor shall not directly or indirectly (i) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning SPAC to any Person relating to, an Acquisition Proposal or Business Combination Proposal or afford to any Person access to the business, properties, assets or personnel of SPAC in connection with an Acquisition Proposal or Business Combination Proposal, (ii) enter into, or encourage SPAC to enter into, any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal or Business Combination Proposal, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover Laws of any state in connection with an Acquisition Proposal or Business Combination Proposal, or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal or Business Combination Proposal. For avoidance of doubt, this Section 7 shall in no way restrict any officer or director of Sponsor or its Affiliates from duly exercising their authority, or otherwise acting in their capacity, as officer or director of any entity other than Sponsor.

Section 8 Further Assurances. Sponsor hereby agrees that it shall, from time to time, (a) execute and deliver, or cause to be executed and delivered, such Ancillary Agreements as may be necessary to satisfy any condition to the Closing under the Merger Agreement, in substantially the form previously provided to Sponsor as of the date of this Agreement, and (b) shall undertake commercially reasonable efforts to (i) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments and (ii) take, or cause to be taken, such actions, and do, or cause to be done, and assist and cooperate with the other parties in doing such things, in each case, as another party hereto may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and the Merger Agreement, in each case, where such efforts do not require Sponsor expenditures in excess of those contemplated by the Merger Agreement.

Section 9 General.

(a) Termination. This Agreement shall terminate on the earlier to occur of (a) the Closing or (b) at such time, if any, as the Merger Agreement is terminated in accordance with its terms prior to the Closing, and upon such termination this Agreement shall be null and void and of no effect whatsoever, and the parties hereto shall have no obligations under this Agreement; provided, however, that no termination of this Agreement shall relieve or release a party from any obligations or liabilities arising out of such party’s breaches of this Agreement prior to such termination.

(b) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by email during normal business hours, (iii) by FedEx or other nationally recognized overnight courier service, or (iv) after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, and otherwise on the next Business Day, addressed as follows (or at such other address for a party as shall be specified by like notice):

if to SPAC, to it at:

CF Acquisition Corp. V

110 East 59th Street

New York, NY 10022

Attention: Chief Executive Officer

Email: CFV@cantor.com

with a copy to:

Hughes Hubbard & Reed LLP

One Battery Park Plaza

New York, NY 10004

Attention: Ken Lefkowitz

Email: ken.lefkowitz@hugheshubbard.com

if to the Sponsor, to it at:

CFAC Holdings V, LLC

110 East 59th Street

New York, NY 10022

Attention: Chief Executive Officer

Email: CFV@cantor.com

if to the Company or PubCo, to it at:

Nettar Group Inc.

Email: ceo@satellogic.com

gc@satellogic.com

Attention: Emiliano Kargieman

     Rebeca Brandys

with a copy to:

Friedman Kaplan Seiler & Adelman LLP

7 Times Square

New York, NY 10036-6516

Email: areindel@fklaw.com

Attention: Asaf Reindel

and

Greenberg Traurig LLP

333 SE 2nd Avenue

Suite 4400

Miami, FL 33131

Email: annexa@gtlaw.com

Attention: Alan I. Annex

(c) Entire Agreement. This Agreement (including the Merger Agreement and each of the other documents and the instruments referred to herein, to the extent incorporated herein) constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof.

(d) Governing Law; Jurisdiction; Waiver of Jury Trial. Sections 10.7 and 10.14 of the Merger Agreement shall apply to this Agreement mutatis mutandis.

(e) Remedies. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of any rights or remedies otherwise available. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

(f) Amendments and Waivers. This Agreement may be amended or modified only with the written consent of SPAC, PubCo, the Company and Sponsor. The observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the party against whom enforcement of such waiver is sought. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(g) Severability. If any provision of this Agreement is held invalid, illegal or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid, illegal or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

(h) Assignment. No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties; provided, that in the event that Sponsor transfers any of its, his or her Founder Shares to any Permitted Transferee in accordance with this Agreement, Sponsor may, by providing notice to SPAC, PubCo and the Company prior to or promptly after such transfer, transfer its rights and obligations under this Agreement with respect to such securities to such Permitted Transferee so long as such Permitted Transferee agrees in writing to be bound by the terms of this Agreement that apply to Sponsor hereunder with respect to such securities. Any purported assignment in violation of this Section 8(h) shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on the undersigned and their respective successors and permitted assigns.

(i) Costs and Expenses. Each party to this Agreement will pay its own costs and expenses (including legal, accounting and other fees) relating to the negotiation, execution, delivery and performance of this Agreement.

(j) No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. Without in any way limiting the rights or obligations of any party hereto under this Agreement, prior to the Closing, (i) no party shall have the power by virtue of this Agreement to control the activities and operations of any other and (ii) no party shall have any power or authority by virtue of this Agreement to bind or commit any other party. No party shall hold itself out as having any authority or relationship in contravention of this Section 8(j).

(k)    Publicity. All press releases or other public communications of Sponsor relating to this Agreement and the Transactions shall be subject to the prior written approval of SPAC and the Company, which approval shall not be unreasonably withheld; provided, that Sponsor shall not be required to obtain consent pursuant to this Section 8(k) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 8(k). The restriction in this Section 8(k) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, Sponsor shall use its reasonable efforts to consult with SPAC and the Company in advance as to its form, content and timing. The restriction in this Section 8(k) shall also not apply to disclosures set forth in marketing materials distributed by Sponsor or its Affiliates for limited or confidential circulation.

(l) Capacity as Stockholder. Sponsor signs this Agreement solely in its capacity as a stockholder of SPAC, and not in its capacity as a director (including “director by deputization”), officer or employee of SPAC, if applicable. Nothing herein shall be construed to limit or affect any actions or inactions by Sponsor or any representative of Sponsor, as applicable, serving as a director of SPAC or any Subsidiary of SPAC, acting in such person’s capacity as a director or officer of SPAC or any Subsidiary of SPAC (it being understood and agreed that the Merger Agreement contains provisions that govern the actions or inactions by the directors of the Company with respect to the Merger and Transactions).

(m) Headings; Interpretation. The headings and subheadings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) the term “including” (and with correlative meaning “include”) shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(n) Counterparts. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

[The next page is the signature page]

IN WITNESS WHEREOF, the parties hereto have executed this Sponsor Support Agreement as of the date first written above.

SPAC:

CF ACQUISITION CORP. V

By:
Name:
Title:

SPONSOR:

CFAC HOLDINGS V, LLC

By:
Name:
Title:

PUBCO:

SATELLOGIC INC.

By:
Name:
Title:

THE COMPANY:

NETTAR GROUP, INC.

By:
Name:
Title:

[Signature Page to Sponsor Support Agreement by and among CF Acquisition Corp. V, CFAC Holdings V, LLC, Satellogic Inc. and Nettar Group, Inc. (Project Ganymede)]

SCHEDULE I

Stockholder	Number of Shares of Class B Common Stock of CF Acquisition Corp. V
CFAC Holdings V, LLC	6,230,000 shares of Class B Common Stock